Exhibit 5 and 23.1

March 26, 2004

Board of Directors

Millennium Bankshares Corporation

1601 Washington Plaza

Reston, Virginia 20190

Re:	Common Stock Offering to Warrant Holders

Ladies and Gentlemen:

This letter is in reference to the Registration Statement on Form SB-2 (the “Registration Statement”) filed by Millennium Bankshares Corporation (the “Company”) with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 1,653,280 shares of the Company’s common stock, par value $5.00 per share (“Common Stock”), which shares are proposed to be offered to all holders of the Company’s outstanding common stock warrants (the “Offering”).

We have examined such corporate proceedings, records and documents, including the form of Warrant Agreement representing the outstanding common stock warrants, as we considered necessary for the purposes of this opinion.

The opinion expressed herein is limited in all respects to the application of the law of the Commonwealth of Virginia.

Based on the foregoing, and subject to the limitations and qualifications set forth herein, it is our opinion that the aforementioned shares of Common Stock, when issued against payment therefor pursuant to the terms of the applicable Warrant Agreement and the Offering, will be validly issued, fully paid and non-assessable under the laws of the Commonwealth of Virginia.

Our opinion is expressed as of the date hereof, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to

A Professional Corporation

MICHIGAN    •    VIRGINIA    •    WASHINGTON, D.C.    •    LONDON

Two James Center 1021 East Cary Street (23219) P.O. Box 1320 Richmond, VA 23218-1320 Tel: 804.643.1991 Fax: 804.783.6507 www.williamsmullen.com

Board of Directors

March 26, 2004

us under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.

Very truly yours,

WILLIAMS MULLEN

By:	/s/ John M. Oakey, III
John M. Oakey, III, a Shareholder